Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of DCP Midstream, LP of our report dated February 10, 2017 relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiary as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, appearing in the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 8, 2017